UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 31, 2009

PANOLAM INDUSTRIES INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

333-78569	52-2064043
(Commission File Number)	(I.R.S. Employer Identification No.)

20 Progress Drive, Shelton, Connecticut	06484
(Address of Principal Executive Offices)	(Zip Code)

(203) 925-1556

Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On March 31, 2009, Panolam Industries International, Inc. (the “Company”) and its parent company, Panolam Holdings II Co. (collectively, the “Borrower Parties”), entered into a Forbearance Agreement with Credit Suisse, Cayman Islands Branch, as administrative agent (“Agent”), and certain other senior lenders under the Company’s Credit Agreement dated September 30, 2005, as amended (the “Credit Agreement”).  Pursuant to the Forbearance Agreement, the Agent and the senior lenders agreed to, among other things, forbear from exercising their default-related rights and remedies against the Borrower Parties with respect to certain specified defaults that have occurred or may occur under the Credit Agreement.  The Forbearance Agreement is effective until the earlier of (i) June 30, 2009, (ii) an occurrence of a default under the Forbearance Agreement, or (iii) the fulfillment of all obligations under the Forbearance Agreement and the Credit Agreement and the termination of the Credit Agreement.  Among other things, receipt by the Company of a notice from the holders of the Company’s 10.75% Senior Subordinated Notes due 2013 (the “Notes”) accelerating the Company’s obligations under the Notes would constitute a default under the Forbearance Agreement.

As previously reported in its Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the Securities and Exchange Commission on March 31, 2009, the Company has received a blockage notice from the Agent instructing the Company not to make the April 1, 2009 interest payment under the Notes.  Failure to make such interest payment constitutes a default under the indenture governing the Notes and entitles the holders of the Notes, after a thirty-day grace period, to accelerate the Company’s obligations under the Notes. As noted above, receipt by the Company of a notice from the holders of the Notes accelerating the Company’s obligations under the Notes would constitute a default under the Forbearance Agreement.

The Forbearance Agreement requires the Company to, among other things: (i) deliver to Agent, for the benefit of the senior lenders, a scheduled payment of interest and fees in the amount of $830,335.73 on or before March 31, 2009 (which has occurred), (ii) deliver to the senior lenders certain forecasts, financial statements, financial updates, a preliminary business plan and preliminary financial restructuring proposal in accordance with specified deadlines, and (iii) deliver to Agent, for the benefit of the senior lenders, an excess cash flow payment related to the year ended December 31, 2008, on or before June 30, 2009.  During the forbearance period, the Company also covenants, among other things, not to, subject to specified exceptions, make the April 1, 2009 interest payment on the Notes, make payments of management fees to its sponsor stockholders, amend or otherwise change the terms of any of its subordinated indebtedness, make any investment, enter into any transaction of merger or consolidation, liquidate, wind-up or dissolve itself, make any asset sale except in the ordinary course of business, enter into any transaction with any affiliate of the Company on terms that are less favorable to the Company, or make or incur capital expenditures in an aggregate amount in excess of $1,500,000.

In connection with the Forbearance Agreement, the Company paid a forbearance fee of $987,932.49 in cash in the amount of 0.5% of the aggregate outstanding principal amount of each such accepting senior lender’s loan amount, as well as fees and expenses related to the Forbearance Agreement and an arranger fee to the Agent.

The Forbearance Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

10.1

Forbearance Agreement by and between Panolam Holdings II Co, Panolam Industries International, Inc., the Requisite Lenders and Credit Suisse, Cayman Islands Branch, as administrative agent, dated March 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Panolam Industries International, Inc. has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

PANOLAM INDUSTRIES INTERNATIONAL, INC.

By:	/s/ Vincent S. Miceli
Vincent S. Miceli
Vice President and Chief Financial Officer

Date:       April 3, 2009